Exhibit 99.1

Contact:	Mark Herr, News Media (O) 212-770-3505 (C) 718-685-9348 Terri Watson, Investment Community 212-770-7074
AIG NAMES HENRI COURPRON
ILFC PRESIDENT AND CHIEF EXECUTIVE OFFICER
NEW YORK, May 18, 2010 — American International Group, Inc. (AIG) and International Lease Finance Corporation (ILFC) announced today that aviation industry veteran Henri Courpron has joined ILFC as President and Chief Executive Officer. Mr. Courpron, 47, succeeds ILFC Vice Chairman Alan Lund, who has served as interim ILFC President and CEO since March. Mr. Courpron will be based in ILFC’s Los Angeles headquarters.
     “Henri Courpron, one of the aviation industry’s most experienced leaders, is joining the ILFC team at a very exciting time,” said Robert H. Benmosche, AIG President and CEO. “ILFC, the leading franchise in the aviation leasing arena, is clearly positioned for the future, and we are greatly looking forward to Henri’s leadership as we continue to extend ILFC’s position as the industry’s pre-eminent competitor.
     “ILFC has established real momentum over the last several months,” Mr. Benmosche said. “Having stabilized the company’s financial position, ILFC is now ready to begin growing its fleet. We have reiterated our commitment and the depth of our resources available to our customers across the industry, and the financial markets have demonstrated their confidence in the ILFC team and franchise. As is well-known, ILFC has raised more than $8 billion in liquidity from new debt, bank debt maturity extensions, and aircraft sales.
     “I’d like to personally thank Alan Lund for his leadership and dedication,” Mr. Benmosche said. “Much of the credit for the dramatic improvement in ILFC’s financial position belongs with Alan, and we are delighted that he has agreed to remain during the transition. Alan is a true partner.”
     “Henri is well-known in the aviation industry for his customer focus, and ILFC and its customers will benefit from that as we remain committed to ILFC’s position as a strong, enduring franchise,” said Douglas M. Steenland, chairman of ILFC’s Board and a member of the AIG Board of Directors.
     Henri Courpron began his aviation career in 1987 with Aérospatiale + Airbus-France, where he held management positions in procurement and sales before moving to Airbus-North America to serve from 1992 to 2005 in various executive positions, including President and CEO of Airbus North America Holdings. He returned to France where he served until 2007 as Airbus Executive Vice President — Procurement. He joins ILFC from the Seabury Group, an advisory and investment banking firm in aviation and aerospace based in New York and Toulouse, France, where he was President.
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     ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio consisting of approximately 1,000 jet aircraft.
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     American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.